CNL RETIREMENT PROPERTIES, INC.

        This Supplement is part of, and should be read in conjunction with, the Prospectus dated March 26, 2004. Capitalized terms used in this Supplement have the same meaning as in the Prospectus unless otherwise stated herein.

        Information as to proposed Properties for which the Company has entered into initial commitments to acquire and the number and types of Properties acquired by the Company is presented as of April 30, 2004, and all references to commitments or Property acquisitions should be read in that context. Proposed Properties for which the Company enters into initial commitments to acquire, as well as Property acquisitions that occur after April 30, 2004, will be reported in a subsequent Supplement.

RECENT DEVELOPMENTS

        The following table sets forth the type, location and acquisition date for each of the Properties acquired by the Company between February 17, 2004 and April 30, 2004.

Type and Location	Date Acquired
Retirement Communities
Sunrise
Des Peres, MO	03/31/04
Richmond Heights, MO	03/31/04
Wilmette, IL	03/31/04
Courtyard Manor
Auburn Hills, MI	04/01/04
Sterling Heights, MI	04/01/04
Medical Office Buildings
Aurora, CO (Aurora I)	04/30/04
Aurora, CO (Aurora II)	04/30/04
Chesapeake, VA	04/30/04
Clearwater, FL	04/30/04
Columbia, MD	04/30/04
Corpus Christi, TX	04/30/04
Denver, CO	04/30/04
Durham, NC (4204)	04/30/04
Durham, NC (4228)	04/30/04
Durham, NC (4233)	04/30/04
Durham, NC (4323)	04/30/04
Encino, CA	04/30/04
Fairfax, VA	04/30/04
Houston, TX	04/30/04
Irving, Texas (Boardwalk)	04/30/04
Irving, Texas (Las Colinas)	04/30/04
Largo, FL	04/30/04
Plano, TX	04/30/04
Rockville, TX	04/30/04
Sherman Oaks, CA	04/30/04
Tampa, FL	04/30/04
Valencia, CA	04/30/04

May 14, 2004                                                                                                                                                                                                  Prospectus Dated March 26, 2004

        The Sunrise Properties acquired are assisted living Properties currently under construction. The three Properties are expected to include a total of 110 assisted living units and 70 units for residents with Alzheimer’s and related memory disorders.

        The Courtyard Manor Properties are assisted living Properties, which opened in October 1994 and November 1997. The two Properties include a total of 156 units for residents with Alzheimer’s and related memory disorders.

        The 22 medical office buildings represent a total of 1.3 million rentable square feet. The Properties were built between 1958 and 2001.

        As of April 30, 2004, the Company owned interests in 165 Properties. In addition, the Company has commitments to acquire two additional Properties. The retirement Properties owned by the Company are or will be leased on a long-term, triple-net basis and are managed by Operators of retirement facilities. The majority of the medical office buildings owned by the Company are leased on a “gross” basis for a period of five to ten years and are managed by 11 regional third-party property managers.

        Of the 143 retirement Properties owned by the Company as of April 30, 2004, 94 are operated by Sunrise. Additionally, seven Properties owned by the Company as of April 30, 2004 are being developed by Sunrise Development, Inc., an affiliate of Sunrise. Upon completion of each development, the Property will be operated by Sunrise. Five additional Operators manage the remaining 49 retirement Properties owned by the Company as of April 30, 2004.

        The Board of Directors declared Distributions of $0.0592 per Share to stockholders of record on April 1, 2004, payable by June 30, 2004.

THE OFFERINGS

GENERAL

        As of April 30, 2004, the Company had received aggregate subscriptions for 218 million Shares totalling $2.2 billion in gross proceeds, including 2.0 million Shares ($19.6 million) issued pursuant to the Reinvestment Plan and from its Prior Offerings. As of April 30, 2004, net proceeds to the Company from its offerings of Shares and capital contributions from the Advisor, after deduction of selling commissions, the marketing support fee, due diligence expense reimbursements and organizational and offering expenses, totalled $2.0 billion. The Company used $1.5 billion of net offering proceeds, $71.4 million in advances relating to its line of credit and $662 million in Permanent Financing, as well as the assumption of $88.5 million in bonds payable, to invest $2.3 billion in 165 Properties. As of April 30, 2004, the Company had repaid $51.4 million in advances relating to its line of credit, had paid $140 million in Acquisition Fees and Acquisition Expenses and had used $2 million to redeem 0.2 million Shares of Common Stock, leaving $284.9 million available to invest in Properties or Mortgage Loans.

BUSINESS

PROPERTY ACQUISITIONS

        The following tables represent Property acquisitions between the period February 17, 2004 and April 30, 2004 for retirement communities and medical office buildings:

PROPERTY ACQUISITIONS
Retirement Communities
From February 17, 2004 through April 30, 2004

                                                                          Purchase       Depreciable       Date       Lease Expiration           Minimum            Additional
                          Property Location                                 Price       Tax Basis (1)    Acquired    and Renewal Options        Annual Rent             Rent
__________________________________________________________________      ____________   _____________    __________  _____________________     _____________        _____________
Sunrise of Clayton (2) (3)                                                  $14,087,390      (4)         03/31/04    03/2019; Four                  (5)               Based on
(the "Richmond Heights Property")                                                                                    five-year renewal                               achievement
Retirement facility currently under construction                                                                     options                                        of operating
                                                                                                                                                                     performance
The Richmond Heights Property is located in Richmond Heights,                                                                                                        thresholds
Missouri, nine miles west of downtown St. Louis, and is expected to include 47 assisted living units and 27 units for residents with
Alzheimer's and related memory disorders.

Sunrise of Des Peres (2) (3)                                                $11,592,452      (4)         03/31/04    03/2019; Four                  (5)               Based on
(the "Des Peres Property")                                                                                           five-year renewal                               achievement
Retirement facility currently under construction                                                                     options                                        of operating
                                                                                                                                                                     performance
The Des Peres Property is located in Des Peres, Missouri, 19 miles                                                                                                   thresholds
west of downtown St. Louis and is expected to include 50 assisted living units and 28 units for residents with Alzheimer's and related memory disorders.

Sunrise of Wilmette (2) (3)                                                  $8,969,560      (4)         03/31/04    03/2019; Four                  (5)               Based on
(the "Wilmette Property")                                                                                            five-year renewal                               achievement
Retirement facility currently under renovation                                                                       options                                        of operating
                                                                                                                                                                     performance
The Wilmette Property is located in Wilmette, Illinois, 20 miles                                                                                                     thresholds
northwest of Chicago, and is expected to include 13 assisted living units and 15 units for residents with Alzheimer's and related memory disorders.

Courtyard Manor at Auburn Hills (6)                                          $9,095,000  $8,000,000      04/01/04    04/2019; two         $893,282 for first             N/A
(the "Auburn Hills Property")                                                                                        ten-year renewal     lease year, with
Existing retirement facility                                                                                         options              increases of 3% each
                                                                                                                                          lease year thereafter
The Auburn Hills Property is located in Auburn Hills, Michigan, 32                                                                        (7)
miles northwest of downtown Detroit, and includes 76 units for residents with Alzheimer's and related memory disorders.

Courtyard Manor at Sterling Heights (6)                                      $8,695,000  $8,200,000      04/01/04    04/2019; two         $854,221 for first             N/A
(the "Sterling Heights Property")                                                                                    ten-year renewal     lease year, with
Existing retirement facility                                                                                         options              increases of 3% each
                                                                                                                                          lease year thereafter
The Sterling Heights Property is located in Sterling Heights,                                                                             (7)
Michigan, 27 miles northeast of downtown Detroit, and includes 80 units for residents with Alzheimer's and related memory disorders.

FOOTNOTES:

(1)

Represents the approximate federal income tax basis of the depreciable portion (the building and equipment portion) of each of the Properties acquired. Depreciable tax basis includes a portion of the purchase price plus acquisition costs for Properties subject to operating leases.

(2)

The Company acquired the Des Peres, Richmond Heights and Wilmette Properties, hereinafter referred to as the “Sunrise Portfolio Five Properties,” in various stages of development. The Company has entered into three development service agreements with Sunrise Development, Inc., an affiliate of Sunrise, which provides for construction of the Properties. Sunrise has guaranteed development costs exceeding an aggregate amount of $47,816,467.

(3)

Sunrise has guaranteed minimum annual rent and the FF&E Reserve from the lease commencement dates until the later of (i) 30 months or (ii) the Sunrise Portfolio Five Properties achieving a predetermined rent coverage ratio for a trailing six month period (hereinafter referred to as the “Stabilization Date”). Commencing on the Stabilization Date, the leases for the Sunrise Portfolio Five Properties will contain pooling terms, meaning that net operating profits with respect to the Sunrise Portfolio Five Properties will be combined for the purpose of funding rental payments and the FF&E Reserve.

(4)	Depreciation will commence upon completion of construction.

(5)

From the lease commencement date to the Stabilization Date, minimum annual rent for the Sunrise Portfolio Five Properties is based upon a fixed return on the Company’s aggregate equity investment in the five Properties, which is $19,325,856. The fixed return is 10.0% in the first lease year; 10.75% in the second lease year; 11.0% for the third lease year; 11.5% for the fourth lease year and will increase by 3% each lease year thereafter. On the Stabilization Date, minimum annual rent will be adjusted to the sum of (i) the total cost of the Sunrise Portfolio Five Properties less the Company’s aggregate equity investment, multiplied by the 30-day LIBOR plus 225 basis points plus (ii) the then current fixed return rate multiplied by the Company’s aggregate equity investment amount. Commencing in the fifth lease year, and every third lease year thereafter, minimum rent shall be reset to the greater of (a) the fair market value of the Properties determined pursuant to a formula multiplied by 9.5% or (b) 3% of the prior lease year’s minimum rent.

(6)

The leases for the Auburn Hills and Sterling Heights Properties, hereinafter referred to as the “Courtyard Manor Portfolio One Properties,” contain pooling terms, meaning that net operating profits with respect to both Properties are combined for the purpose of funding rental payments and the FF&E Reserve. The Courtyard Manor Portfolio One Properties are leased to and operated and managed by affiliates of HRA.

(7)

Commencing on the fourth lease year, and every fourth lease year thereafter, minimum rent will be reset to the greater of (a) the fair market value of the Property multiplied by 10.5% or (b) 3% of the prior lease year’s minimum rent.

OCCUPANCY RATE AND REVENUE PER UNIT

        The average occupancy rate, the revenue per occupied unit (per diem) and the revenue per available unit (per diem) for the periods during the past five years that the Properties have been operational, excluding land-only and construction Properties, are as follows:

                                                                           Revenue
                                                                             per       Revenue per
                                                         Average           Occupied     Available
           Property                  Year(1)          Occupancy Rate         Unit         Unit
-------------------------------- -----------   ------------------------- ----------- -------------

Auburn Hills Property                   1999              90.8%            $  118.89   $  107.95
                                        2000              80.8%               121.19       97.92
                                        2001              95.5%               122.02      116.53
                                        2002              96.3%               130.60      125.77
                                        2003              96.7%               135.43      132.72
                                        2004 (2)          96.6%               139.77      135.58

Sterling Heights Property               1999              93.3%            $  107.63   $  100.42
                                        2000              92.0%               120.04      110.44
                                        2001              97.0%               120.50      116.89
                                        2002              98.3%               122.70      120.62
                                        2003              98.1%               128.20      124.36
                                        2004 (2)          96.8%               128.97      125.10

(1)     Data represents information for each applicable fiscal year, unless noted otherwise.

(2)     Data for 2004 represents the period January 1, 2004 through March 31, 2004.

PROPERTY ACQUISITIONS
Medical Office Buildings
From February 17, 2004 through April 30, 2004

                                                                                                                                                     Annualized
                                                                                                                                                     Base Rent
                                              Rentable                                                                                                 Per
                                               Square                            Depreciable          Date                          Annualized        Occupied        Principal
                Property                      Footage      Purchase Price         Tax Basis         Acquired       Occupancy        Base Rent       Square Foot      Tenants (1)
-----------------------------------------    ----------    ----------------    ---------------     -----------    ------------     -------------    ------------    --------------

Aurora Medical Center I (2)                    43,973             $8,789,200         $8,700,000      4/30/04              98.3%      $1,047,171           $24.22    Aurora
(the "Aurora-I Property")                                                                                                                                           Denver
Existing multi-tenant medical office                                                                                                                                Cardiology
building                                                                                                                                                            (3)

The Aurora-I Property is located in
Aurora, Colorado on the campus of the
Medical Center of Aurora.

Aurora Medical Center II (2)                   53,980             $9,345,478         $9,200,000      4/30/04              90.4%      $1,119,993           $22.94    Colorado
(the "Aurora-II Property")                                                                                                                                          Orthopedic;
Existing multi-tenant medical office                                                                                                                                Total Renal
building
                                                                                                                                                         Care; (4)
The Aurora-II Property is located in
Aurora, Colorado on the campus of the
Medical Center of Aurora.

BayCare Health Headquarters                    75,000             $9,790,501         $7,800,000      4/30/04             100.0%        $708,750            $9.45    BayCare Health
(the "Clearwater Property")                                                                                                                                         System (5)
Existing single-tenant medical office
building

The Clearwater Property is located in
Clearwater, Florida and is the
corporate headquarters for BayCare
Health System.

Boardwalk Medical Office Building (6)          62,738            $13,072,544        $11,800,000      4/30/04             100.0%      $1,264,851           $20.16    Texas Health
(the "Irving-Boardwalk Property")                                                                                                                                   System; CSANT
Existing multi-tenant medical office                                                                                                                                (7)
building

The Irving-Boardwalk Property is
located in Irving, Texas three miles
from the campus of Las Colinas Medical
Center.

Chesapeake Medical Center                      51,167             $9,901,757         $8,500,000      4/30/04              84.1%      $1,007,143           $23.39    N/A (8)
(the "Chesapeake Property")
Existing multi-tenant medical office
building

The Chesapeake Property is located in
Chesapeake, Virginia on the campus of
the Chesapeake General Hospital.

The Diagnostic Clinic                          114,756           $29,705,270       $27,700,000       4/30/04            100.0%        $2,739,131          $23.87    Diagnostic
(the "Largo Property")                                                                                                                                              Clinic Medical Group (9)
Existing single-tenant medical office
buildings

The Largo Property is located in Largo,
Florida next to the Largo Medical
Center.

Dorsey Hall Medical Center (10)                38,081             $5,451,529        $4,400,000       4/30/04             92.9%          $899,935          $25.44    Helix Care, Inc.
(the "Columbia Property")                                                                                                                                           (11)
Existing multi-tenant medical office
building

The Columbia Property is located in
Columbia, Maryland four miles from
Howard County General Hospital.

Encino Medical Plaza (12)                      66,973           $16,020,820        $10,300,000       4/30/04             95.4%       $1,713,083           $26.82    N/A (8)
(the "Encino Property")
Existing multi-tenant medical office
building

The Encino Property is located in
Encino, California two miles from the
Encino and Tarzana Campuses of the
Encino-Tarzana Regional Medical Center.

Independence Park (6)                          48,317           $10,124,268         $8,700,000       4/30/04            100.0%         $645,896           $13.37    Duke
4204 Technology Drive                                                                                                                                               University (13)
(the "Durham 4204 Property")
Existing research/flex building

The Durham 4204 Property is located in
Durham, North Carolina one mile from
Durham Regional Hospital and four miles
from Duke University Medical Center.

Independence Park (6)                          20,000           $3,226,415         $2,600,000       4/30/04            100.0%          $198,507           $9.93     Applied
4228 Technology Drive                                                                                                                                               Clinical
(the "Durham 4228 Property")                                                                                                                                        Concepts;
Existing research/flex building                                                                                                                                     Duke
                                                                                                                                                                    University
The Durham 4228 Property is located in                                                                                                                              (14)
Durham, North Carolina one mile from
Durham Regional Hospital and four miles
from Duke University Medical Center.

Independence Park (6)                          20,000            $3,782,694         $2,300,000       4/30/04            100.0%         $161,834            $8.09    Aventis (15)
4233 Technology Drive
(the "Durham 4233 Property")
Existing research/flex building

The Durham 4233 Property is located in
Durham, North Carolina one mile from
Durham Regional Hospital and four miles
from Duke University Medical Center.

Independence Park (6)                          16,572            $3,448,926         $3,000,000       4/30/04            100.0%         $257,410           $15.53    Durham
4323 Ben Franklin Boulevard                                                                                                                                         Diagnostic
(the "Durham 4323 Property")                                                                                                                                        Imaging; Duke
Existing multi-tenant medical office                                                                                                                                University (16)
building

The Durham 4323 Property is located in
Durham, North Carolina one mile from
Durham Regional Hospital and four miles
from Duke University Medical Center.

Las Colinas Medical Plaza II (6)               51,591           $10,958,686         $9,500,000       4/30/04            100.0%       $1,085,765           $21.05    Southwest
(the "Irving-Las Colinas Property")                                                                                                                                 Primary Care;
Existing multi-tenant medical office                                                                                                                                Urology
building                                                                                                                                                            Associates;
                                                                                                                                                                    Clinical
The Irving-Las Colinas Property is                                                                                                                                  Pediatric
located in Irving, Texas located on the                                                                                                                             Associates;
campus of Las Colinas Medical Center.                                                                                                                               Network Cancer

Medical Place I                                150,520          $25,088,809        $25,000,000       4/30/04             93.3%       $2,849,803           $20.36    N/A (8)
(the "Houston Property")
Existing multi-tenant medical office
building

The Houston Property is located in
Houston, Texas on the campus of
CHRISTUS St. Joseph's Hospital.

Northwest Regional Medical Center              34,079            $7,454,131         $7,000,000       4/30/04             100.0%        $740,945           $21.74    Riverside
(the "Corpus Christi Property")                                                                                                                                     Hospital,
Existing multi-tenant medical office                                                                                                                                Inc.;
building                                                                                                                                                            Cambridge
                                                                                                                                                                    Holdings,
The Corpus Christi Property is located                                                                                                                              Inc.; Coastal
in Corpus Christi, Texas on the campus                                                                                                                              Children's
of the Northwest Regional Hospital.

Plano Medical Pavilion                         86,878           $15,130,774        $13,200,000       4/30/04             96.9%        $1,640,757           $19.48    Dr. Freer; The
(the "Plano Property")                                                                                                                                              Raphael
Existing multi-tenant medical office                                                                                                                                Institute for
building                                                                                                                                                            Plastic
                                                                                                                                                                    Surgery; Dr.
The Plano Property is located in Plano,                                                                                                                             Samara (19)
Texas on the campus of The Medical
Center of Plano.

Randolph Medical Center                        40,859            $8,733,572         $6,800,000       4/30/04             83.6%         $776,320           $22.74    Metro
(the "Rockville Property")                                                                                                                                          Orthopedic (20)
Existing multi-tenant medical office
building

The Rockville Property is located in
Rockville, Texas four miles from
Suburban Hospital and Holy Cross
Hospital.

Rocky Mountain Cancer Center (21)              34,087            $9,122,967         $8,200,000       4/30/04            100.0%         $791,139           $23.21    Rocky Mountain
(the "Denver Property")                                                                                                                                             Cancer Center;
Existing multi-tenant medical office                                                                                                                                HCA
building                                                                                                                                                            HealthOne;
                                                                                                                                                                    Childhood
The Denver Property is located in                                                                                                                                   Hematology
Denver, Colorado one block from the                                                                                                                                 Oncology (22)
HealthOne Presbyterian/St. Luke's
Hospital.

Sherman Oaks Medical Center (6)                70,574           $14,852,635         $6,600,000       4/30/04            99.5%        $1,756,106           $25.02    UCLA;  Dr.
(the "Sherman Oaks Property")                                                                                                                                       Greenspan (23)
Existing multi-tenant medical office
building

The Sherman Oaks Property is located in
Sherman Oaks, California next to
Sherman Oaks Hospital.

Tampa Medical Tower (6)                        106,261          $10,569,291         $8,400,000       4/30/04             86.4%       $1,815,144           $19.78    N/A (8)
(the "Tampa Property")
Existing multi-tenant medical office
building

The Tampa Property is located in Tampa,
Florida next to St. Joseph's Hospital.

Valencia Medical Center (6)                     27,887           $6,786,597         $5,500,000       4/30/04             98.9%         $689,476           $25.00    N/A (8)
(the "Valencia Property")
Existing multi-tenant medical office
building

The Valencia Property is located in
Valencia, California less than one mile
from the Henry Mayo Newhall Memorial
Hospital.

Yorktown 50 (6)                                 96,477          $25,143,136        $23,500,000       4/30/04            100.0%        $2,723,168          $28.23    Otolaryngology
(the "Fairfax Property")                                                                                                                                            Associates;
Existing multi-tenant medical office                                                                                                                                Bio-Medical
building                                                                                                                                                            Applications
                                                                                                                                                                    (24)
The Fairfax Property is located in
Fairfax, Virginia one mile from Inova
Fairfax Hospital.
                                             ----------    ----------------    ---------------                                     -------------

Total                                         1,310,770        $256,500,000       $218,700,000                                       $26,632,327
                                             ==========    ================    ===============                    ------------     =============    ------------

Weighted Average                                                                                                         95.8%                            $21.20
                                                                                                                  ============                      ============

FOOTNOTES:

(1)	Represents tenants leasing 10% or more of the building’s rentable square footage.

(2)

In connection with the acquisition of the Aurora-I and Aurora-II Properties, the Company assumed approximately $10 million in existing debt comprised of two loans with a commercial lender. The loans bear interest at a weighted average fixed rate of 8.24% and require principal and interest payments until maturity on October 1, 2009. In connection with the loans, the Company incurred loan costs of approximately $68,000.

(3)

Aurora Denver Cardiology leases 11,171 square feet with annual base rent of $267,503 and the lease expires on June 14, 2005. Tenancy in the building is a mix of physician practices. All of the tenants pay their proportionate share of operational expenses above a contractual base amount of operational expenses (the “Base Expenses”), and base rents increase annually based on the consumer price index.

(4)

Colorado Orthopedic leases 9,413 square feet with annual base rent of $221,206 and the lease expires on May 31, 2007. Total Renal Care leases 8,421 square feet with an annual base rent of $165,466 and the lease expires on April 1, 2006. Tenancy in the building is a mix of physician practices. All of the tenants pay their proportionate share of operational expenses above Base Expenses, and base rents increase annually based on either the consumer price index or 3%.

(5)

BayCare Health System leases 75,000 square feet on a triple-net basis with annual base rent of $708,750 which increases annually by 3%. The lease expires on November 30, 2013. The tenant has been provided with a $3,000,000 tenant improvement allowance which was escrowed by the seller on behalf of the Company. If the actual costs for the tenant improvements are less than $3,000,000, the annual base rent will be reduced by $750 for each $8,200 reduction in the cost of the tenant improvements. If the actual costs for the tenant improvements exceed $3,000,000, the tenant, at its option, may pay for such costs directly or have the annual base rent rate increased by $750 for each $8,200 in additional costs. After the renovation is completed in the summer of 2004, the building will be occupied as the corporate headquarters for BayCare Health System, a community healthcare system that consists of partnerships between 16 hospitals in the Greater Tampa area.

(6)

In connection with the acquisition of the Irving-Boardwalk, Durham 4204, Durham 4228, Durham 4233, Durham 4323, Irving-Las Colinas, Sherman Oaks, Tampa, Valencia and Fairfax Properties, the Company assumed $57.9 million in existing debt comprised of seven loans with a commercial lender. The loans bear interest at a weighted average fixed rate of 5.38%. The loans require principal and interest payments until maturity. The maturity dates range from August 2008 to February 2011. In connection with the assumption of the loans, the Company incurred loan costs of approximately $350,000.

(7)

Texas Health System leases 30,000 square feet with annual base rent of $588,300 which increases by 5% on November 1, 2008 and November 1, 2013. The lease expires on October 31, 2018. CSANT leases 8,184 square feet with annual base rent of $171,864 which increases to $180,048 on July 1, 2005, $196,416 on July 1, 2008 and $204,600 on July 1, 2011. The lease expires on June 30, 2014. Tenancy in the building is a mix of physician practices. All of the tenants pay their proportionate share of operational expenses. Other tenants’ base rents increase at various times with increases ranging from 5% to 10%.

(8)

Tenancy is a mix of various physician practices. All of the tenants pay their proportionate share of operational expenses above Base Expenses. Base rents increase annually based on various percentages.

(9)

Diagnostic Clinic Medical Group, a specialty medical practice group, leases 114,756 square feet on a triple net lease basis with annual base rent of $2,739,131, which increases by 3% on May 1, 2005 and each lease year thereafter. The lease expires on April 30, 2010.

(10)

In connection with the acquisition of the Columbia Property, the Company assumed $4 million in existing debt. The loan bears interest at 7.87% and requires principal and interest payments until maturity on August 1, 2009.

(11)

Helixcare, Inc. leases 22,081 square feet with annual base rent of $511,963 and the lease expires on February 28, 2005. Tenancy in the building is a mix of physician practices. All of the tenants pay their proportionate share of operational expenses above Base Expenses. Other tenants’ annual base rent increases range from 2% to 4%, except for two tenants where the base rent increases annually by $1.00 per square foot.

(12)

In connection with the acquisition of the Encino Property, the Company assumed $7.6 million in existing debt. The loan bears interest at 5.78% and requires principal and interest payments until maturity on January 1, 2013.

(13)

Duke University leases 48,317 square feet with annual base rent of $645,896 which increases annually by 4.6%. The lease expires on February 28, 2013. Duke University is responsible for all operational expenses of the property, except for a portion of the real estate taxes and insurance.

(14)

Applied Chemical Concepts leases 13,500 square feet with annual base rent of $148,842 which increases annually by 3%. The lease expires on September 30, 2010. Duke University leases two office spaces for a total of 6,500 square feet. The first lease contains 1,500 square feet with annual base rent of $12,665 which increases annually by 3%. The lease expires on May 15, 2006. The second lease contains 5,000 square feet with annual base rent of $37,000. The lease expires on February 28, 2005. The tenants are responsible for all operational expenses of the property, except for real estate taxes and insurance.

(15)

Aventis, an international pharmaceutical company, leases 20,000 square feet with annual base rent of $161,834 that increases annually by 3.5%. The lease expires on August 31, 2006. Aventis is responsible for all operational expenses of the property, except for real estate taxes and insurance.

(16)

Durham Diagnostic Imaging leases 13,172 square feet with annual base rent of $194,015 which increases annually by 3.5%. The lease expires on January 31, 2012. Duke University leases 3,400 square feet with annual base rent of $63,395 which increases annually by 5.1%. The lease expires on January 31, 2010. The tenants are responsible for all operational expenses of the property, except for real estate taxes and insurance.

(17)

Southwest Primary Care leases 17,654 square feet with annual base rent of $344,253, which increases to $346,018 on November 1, 2006 and $361,201 on November 1, 2009. The lease expires on October 31, 2011. Urology Associates leases 9,308 square feet with annual base rent of $186,160. The lease expires on November 30, 2008. Clinical Pediatric Associates leases 6,392 square feet with annual base rent of $134,232 which increases to $147,655 on March 1, 2007. The lease expires on February 28, 2012. Network Cancer Care leases 5,749 square feet with annual base rent of $158,833 which increases to $168,906 on July 1, 2007 and $182,186 on July 1, 2012. Tenancy in the building is a mix of physician practices. All of the tenants pay their proportionate share of operational expenses. Other tenants’ base rents increase at various times with increases ranging from 2% to 10%.

(18)

Riverside Hospital, Inc. has two leases with a total of 6,464 square feet with annual base rent of $98,319 which increases annually based on the consumer price index. Both leases expire on August 31, 2008. Cambridge Holdings Inc. leases 5,112 square feet with annual base rent of $83,428 which increases annually by 2%. The lease expires on February 9, 2008. Coastal Children’s Clinic leases 4,367 square feet with annual base rent of $103,088 which increases to $105,856 on September 15, 2006 and to $108,476 on September 15, 2007. The lease expires on September 30, 2008. Coastal Cardiology leases 3,915 square feet with annual base rent of $94,302 which increases annually based on the consumer price index. The lease expires on January 31, 2011. Tenancy in the building is a mix of physician practices, with concentration in pediatrics and cardiology. All tenants pay their proportionate share of operational expenses above Base Expenses. Other tenants’ annual base rent increases are based on the consumer price index.

(19)

Dr. Freer leases 17,049 square feet with annual base rent of $326,023 which increases annually by 4%. The lease expires on December 31, 2010. The Raphael Institute for Plastic Surgery leases 15,795 square feet with annual base rent of $302,043 which increases annually by 4%. The lease expires on December 31, 2010. Dr. Samara leases 10,515 square feet with annual base rent of $195,219 which increases annually by 3%. The lease expires on October 31, 2011. Tenancy in the building is a mix of physician practices. All tenants pay their proportionate share of operational expenses above Base Expenses. Other tenants’ annual base rent increases are based on either the consumer price index or a fixed percentage.

(20)

Metro Orthopedic leases 4,484 square feet with annual base rent of $97,556 and the lease expires on October 31, 2004. Tenancy in the building is a mix of physician practices. All tenants pay their proportionate share of operational expenses above Base Expenses. Other tenants’ annual base rent increases are based on a fixed percentage.

(21)

In connection with the acquisition of the Denver Property, the Company assumed $4.7 million in existing debt. The loan bears interest at 7.34% and requires principal and interest payments until maturity on July 1, 2010.

(22)

Rocky Mountain Cancer Center leases 18,872 square feet with annual base rent of $441,003 which increases annually by 2%. The lease expires on March 31, 2009. HCA HealthOne leases 9,365 square feet with annual base rent of $213,432 which increases annually by 2%. The lease expires on April 30, 2009. Childhood Hematology Oncology leases 5,850 square feet with annual base rent of $136,704 which increases annually by 2%. The lease expires on March 31, 2009. All of the tenants pay their proportionate share of operational expenses.

(23)

UCLA leases 12,561 square feet with annual base rent of $298,449 which increases to $313,523 on November 1, 2004. The lease expires on April 30, 2007. Dr. Greenspan leases 9,608 square feet with annual base rent of $234,743 which increases to $244,133 on September 1, 2004. The lease expires on August 31, 2005. Tenancy in the building is a mix of physician practices. All tenants pay their proportionate share of operational expenses above Base Expenses.

(24)

Otolaryngology Assoicates leases 11,323 square feet with annual base rent of $327,341 which increases annually by 3%. The lease expires on October 31, 2012. Bio-Medical Applications leases 11,404 square feet with annual base rent $270,382 which increases annually by 3%. The lease expires on June 30, 2013. Tenancy in the building is a mix of physician practices. Tenants pay their proportionate share of operational expenses above Base Expenses.

        The following table represents a summary as of March 31, 2004 of leases by Property for each of the medical office buildings that the Company has acquired, which leases are expiring during the period 2004 through 2018:

                                                                   Total           Annual Base     Percentage of Gross
                                             Number of          Square Feet          Rent of           Base Rents
                                             Expiring          of Expiring       Expiring Leases       on Expiring
          Property               Year         Leases              Leases               (1)               Leases
 ---------------------------    -------    -------------       -------------     -----------------    --------------

 Aurora-I Property               2004            4                    6,571        $    161,085            15.4%
                                 2005            2                   12,114             291,149            27.8%
                                 2006            3                    7,263             180,258            17.2%
                                 2007            3                    9,815             235,560            22.5%
                                 2008            2                    4,730             114,471            10.9%
                                 2009            1                    2,751              64,648             6.2%

 Aurora-II Property              2004            1                    1,658              40,610             3.6%
                                 2005            2                    3,919              96,558             8.6%
                                 2006            1                    8,421             165,473            14.8%
                                 2007            4                   11,543             273,391            24.4%
                                 2008            4                   12,429             302,930            27.1%
                                 2009            4                    7,872             184,818            16.5%
                                 2010            2                    2,973              56,213             5.0%

 Chesapeake Property             2004            4                    6,519             160,636            15.9%
                                 2005            5                    8,692             207,016            20.6%
                                 2006            1                    2,138              47,699             4.7%
                                 2007            1                    3,652              84,507             8.4%
                                 2008            4                   12,973             290,885            28.9%
                                 2009            3                    9,083             216,400            21.5%

 Clearwater Property             2013            1                   75,000             708,750           100.0%

 Columbia Property               2005            2                   23,201             544,639            60.5%
                                 2006            5                    7,540             242,202            26.9%
                                 2007            -                        -                   -                -
                                 2008            1                    1,906              45,534             5.1%
                                 2009            -                        -                   -                -
                                 2010            1                    2,733              67,560             7.5%

 Corpus Christi Property         2006            1                    1,493              37,877             5.1%
                                 2007            1                    2,686              66,855             9.0%
                                 2008            4                   15,943             284,835            38.5%
                                 2009            -                        -                   -                -
                                 2010            3                    7,220             185,612            25.0%
                                 2011            2                    6,737             165,765            22.4%

 Denver Property                2009             4                   34,087             791,139           100.0%

 Durham 4204 Property           2013             2                   48,317             645,896           100.0%

                                                                                                       Percentage
                                                                  Total            Annual Base          of Gross
                                            Number of          Square Feet           Rent of           Base Rents
                                             Expiring          of Expiring       Expiring Leases       on Expiring
          Property               Year         Leases              Leases               (1)               Leases
 ---------------------------    -------    -------------       -------------     -----------------    --------------

 Durham 4228 Property           2005             1                    5,000         $    37,000            18.6%
                                2006             1                    1,500              12,665             6.4%
                                2007             -                        -                   -                -
                                2008             -                        -                   -                -
                                2009             -                        -                   -                -
                                2010             1                   13,500             148,842            75.0%

 Durham 4233 Property           2006             1                   20,000             161,834           100.0%

 Durham 4323 Property           2010             1                    3,400              63,395            24.6%
                                2011             -                        -                   -                -
                                2012             1                   13,172             194,015            75.4%

 Encino Property                2004             8                   15,686             411,445            24.0%
                                2005             7                    9,441             258,355            15.1%
                                2006             2                    2,567              69,320             4.0%
                                2007             3                    6,614             193,235            11.3%
                                2008            10                   19,606             510,470            29.8%
                                2009             -                        -                   -                -
                                2010             2                    4,352             114,599             6.7%
                                2011             1                    2,235              63,027             3.7%
                                2012             -                        -                   -                -
                                2013             2                    3,361              92,632             5.4%

 Fairfax Property               2004             2                    3,593              96,970             3.6%
                                2005             2                    4,756             130,755             4.8%
                                2006             4                   11,027             306.220            11.2%
                                2007             6                   10,012             271,554            10.0%
                                2008             -                        -                   -                -
                                2009             2                   11,512             343,269            12.6%
                                2010             1                    2,971              94,834             3.5%
                                2011             5                   14,253             405,366            14.9%
                                2012             8                   22,661             668,472            24.5%
                                2013             1                   11,104             270,382             9.9%
                                2014             1                    4,588             135,346             5.0%

 Houston Property               2004            12                   24,717             495,014            17.4%
                                2005             1                    7,432             138,235             4.9%
                                2006            18                   40,643             853,511            29.9%
                                2007            10                   31,280             649,370            22.8%
                                2008            12                   24,646             513,959            18.0%
                                2009             1                    4,655              60,282             2.1%
                                2010             -                        -                   -                -
                                2011             1                    2,025              40,095             1.4%
                                2012             1                    5,017              99,337             3.5%

                                                                                                       Percentage
                                                                  Total            Annual Base          of Gross
                                            Number of          Square Feet           Rent of           Base Rents
                                             Expiring          of Expiring       Expiring Leases       on Expiring
          Property               Year         Leases              Leases               (1)               Leases
 ---------------------------    -------    -------------       -------------     -----------------    --------------

 Irving-Boardwalk                2004            1                    1,704         $    37,778             3.0%
    Property                     2005            1                    5,163              98,097             7.8%
                                 2006            -                        -                   -                -
                                 2007            1                    4,745             109,135             8.6%
                                 2008            2                    4,688              93,602             7.4%
                                 2009            1                    2,839              57,263             4.5%
                                 2010            -                        -                   -                -
                                 2011            1                    2,476              51,179             4.0%
                                 2012            -                        -                   -                -
                                 2013            -                        -                   -                -
                                 2014            1                    8,184             171,864            13.6%
                                 2015            -                        -                   -                -
                                 2016            -                        -                   -                -
                                 2017            -                        -                   -                -
                                 2018            2                   32,939             645,933            51.1%

 Irving-Las Colinas              2007            1                    2,442              48,840             4.5%
    Property                     2008            2                   11,453             229,060            21.1%
                                 2009            1                    3,424              80,087             7.4%
                                 2010            -                        -                   -                -
                                 2011            3                   22,131             436,713            40.2%
                                 2012            1                    6,392             134,232            12.4%
                                 2013            -                        -                   -                -
                                 2014            -                        -                   -                -
                                 2015            -                        -                   -                -
                                 2016            -                        -                   -                -
                                 2017            1                    5,749             156,833            14.4%

 Largo Property                  2010            1                  114,756           2,739,131           100.0%

 Plano Property                  2005            1                    1,650              28,875             1.8%
                                 2006            2                    4,514             111,338             6.8%
                                 2007            5                   15,401             314,906            19.2%
                                 2008            2                    6,975             128,419             7.8%
                                 2009            1                    2,856              50,694             3.1%
                                 2010            5                   42,317             811,306            49.4%
                                 2011            1                   10,515             195,219            11.9%

 Rockville Property              2004            7                   11,025             246,975            31.8%
                                 2005            1                      718              16,378             2.1%
                                 2006            6                    7,807             165,901            21.4%
                                 2007            1                    1,447              35,003             4.5%
                                 2008            2                    3,745              84,880            10.9%
                                 2009            -                        -                   -                -
                                 2010            1                    1,387              32,983             4.3%
                                 2011            3                    4,905             123,283            15.9%
                                 2012            1                    1,236              28,329             3.6%
                                 2013            1                    1,872              42,588             5.5%

                                                                                                       Percentage
                                                                  Total            Annual Base          of Gross
                                            Number of          Square Feet           Rent of           Base Rents
                                             Expiring          of Expiring       Expiring Leases       on Expiring
          Property               Year         Leases              Leases               (1)               Leases
 ---------------------------    -------    -------------       -------------     -----------------    --------------

 Sherman Oaks Property          2004             6                    8,423        $    222,074            12.6%
                                2005             7                   16,923             424,303            24.2%
                                2006             4                    6,684             176,613            10.1%
                                2007             4                   21,981             530,092            30.2%
                                2008             8                   12,764             316,714            18.0%
                                2009             -                        -                   -                -
                                2010             1                    3,425              86,310             4.9%

 Tampa Property                 2004             4                   10,262             188,545            10.4%
                                2005             8                   22,204             459,523            25.3%
                                2006             4                    7,973             163,109             9.0%
                                2007             8                   20,173             391,096            21.6%
                                2008             2                    9,655             188,918            10.4%
                                2009             2                    3,479              67,841             3.7%
                                2010             1                    2,121              41,360             2.3%
                                2011             -                        -                   -                -
                                2012             -                        -                   -                -
                                2013             -                        -                   -                -
                                2014             -                   15,922             314,752            17.3%

 Valencia Property              2004             3                    3,605              99,104            14.4%
                                2005             6                    7,842             190,052            27.5%
                                2006             4                    6,671             166,660            24.2%
                                2007             -                        -                   -                -
                                2008             4                    6,151             145,419            21.1%
                                2009             1                    2,232              56,983             8.3%
                                2010             -                        -                   -                -
                                2011             -                        -                   -                -
                                2012             -                        -                   -                -
                                2013             1                    1,076              31,258             4.5%

(1)     Represents annualized March 2004 base rent.

OCCUPANCY RATE

The following table presents the average occupancy rates for the medical office buildings for the year ended December 31, 2003 and for the three months ended March 31, 2004:

                                                                               Average
                                                                              Occupancy
            Property                      Location              Year             Rate
----------------------------------  ----------------------  --------------   -------------

Aurora-I Property                   Aurora, CO                       2003      100.0%
                                                                     2004       98.9%

Aurora-II Property                  Aurora, CO                       2003       86.9%
                                                                     2004       90.4%

Clearwater Property                 Clearwater, FL                   2003      100.0%
                                                                     2004      100.0%

Irving-Boardwalk Property           Irving, TX                       2003      100.0%
                                                                     2004      100.0%

Chesapeake Property                 Chesapeake, VA                   2003       89.9%
                                                                     2004       87.3%

Largo Property                      Largo, FL                        2003      100.0%
                                                                     2004      100.0%

Columbia Property                   Columbia, MD                     2003      92.9%
                                                                     2004      92.9%

Encino Property                     Encino, CA                       2003      96.5%
                                                                     2004      95.4%

Durham 4204 Property                Durham, NC                       2003     100.0%
                                                                     2004     100.0%

Durham 4228 Property                Durham, NC                       2003     100.0%
                                                                     2004     100.0%

Durham 4233 Property                Durham, NC                       2003     100.0%
                                                                     2004     100.0%

Durham 4323 Property                Durham, NC                       2003     100.0%
                                                                     2004     100.0%

Irving-Las Colinas Property         Irving, TX                       2003     100.0%
                                                                     2004     100.0%

Houston Property                    Houston, TX                      2003      93.3%
                                                                     2004      92.3%

Corpus Christi Property             Corpus Christi, TX               2003     100.0%
                                                                     2004     100.0%

Plano Property                      Plano, TX                        2003      96.7%
                                                                     2004      96.9%

Rockville Property                  Rockville, TX                    2003      83.6%
                                                                     2004      83.6%

Denver Property                     Denver, CO                       2003     100.0%
                                                                     2004     100.0%

Sherman Oaks Property               Sherman Oaks, CA                 2003      99.5%
                                                                     2004      99.5%

Tampa Property                      Tampa, FL                        2003      80.6%
                                                                     2004      84.5%

Valencia Property                   Valencia, CA                     2003      98.9%
                                                                     2004      98.9%

Fairfax Property                    Fairfax, VA                      2003      95.2%
                                                                     2004      98.4%

PENDING INVESTMENTS

        As of April 30, 2004, the Company had initial commitments to acquire two additional Properties for an aggregate purchase price of approximately $34 million. The Properties include one Sunrise Property (in Santa Rosa, California) and one Horizon Bay Property (in Tiverton, Rhode Island).

        The Sunrise Property is expected to be acquired from an affiliate of Sunrise and the Horizon Bay Property is expected to be acquired from an affiliate of WHSLH Realty.

        The acquisition of each of the Properties is subject to the fulfillment of certain conditions. There can be no assurance that any or all of the conditions will be satisfied or, if satisfied, that one or both of the Properties will be acquired by the Company. If acquired, the leases of the Properties are expected to be entered into on substantially the same terms described in the section of the Prospectus entitled “Business — Description of Property Leases.”

        The Company plans to assume Permanent Financing of approximately $4.6 in connection with the acquisition of the Sunrise Property.

    Leases.        Set forth below are summarizing terms expected to apply to the leases for each of the Properties. More detailed information relating to a Property and its related lease will be provided at such time, if any, as the Property is acquired.

PENDING INVESTMENT PROPERTIES
Retirement Communities
As of April 30, 2004

                                              Estimated Purchase              Lease Term and                  Minimum Annual
              Property                              Price                    Renewal Options                      Rent                   Percentage Rent
---------------------------------------     ------------------------     --------------------------     ----------------------------    --------------------

Sunrise of Santa Rosa (1) (2)                     $9,279,900             15 years; five five-year                   (3)                         (4)
Santa Rosa, California                                                   renewal options
(the "Santa Rosa Property")
Existing retirement facility

Sakonnet Bay Manor (5) (6)                        $24,679,000            15 years; two five-year        $1,927,000 for the first                N/A
Tiverton, Rhode Island                                                   renewal options                lease year; $2,141,000 for
(the "Tiverton Property")                                                                               the second lease year;
Existing retirement facility                                                                            $2,342,000 for the third
                                                                                                        lease year; $2,418,000 for
                                                                                                        the fourth lease year;
                                                                                                        $2,519,000 for the fifth
                                                                                                        lease year; with increases
                                                                                                        of 3% each lease year
                                                                                                        thereafter (7)

FOOTNOTES:

(1)	It is expected that this Property will be operated and managed by Sunrise.

(2)

The lease for the Property is expected to be with Twenty Pack Management Corp., which is the tenant of the Sunrise Portfolio Four Properties and the Additional Sunrise Portfolio Four Properties described in the section of the Prospectus entitled “Business ¯ Property Acquisitions.” Twenty Pack Management Corp. is an affiliate of HRA. The HRA Affiliated Companies are thinly capitalized, newly formed companies affiliated with the Advisor and are described in further detail in the section of the Prospectus entitled “Business — Property Acquisitions — Additional Marriott Portfolio Two Properties.” The leases for this Property, the Sunrise Portfolio Four Properties and the Additional Sunrise Portfolio Four Properties contain or are expected to contain pooling terms, meaning that the net operating profits with respect to all of the Properties are combined for the purpose of funding rental payments due under each lease.

(3)

Minimum annual rent is expected to be adjustable based upon the cost of debt and the Company’s cash investment in the Property. The lease rate on the Company’s cash investment is expected to be the following: 10% in the first lease year; 10.75% for the second lease year; 11% for the third lease year; 11.5% for the fourth lease year and is expected to increase by 3% each lease year thereafter. The Company expects to obtain Permanent Financing totalling approximately $4.6 million relating to the Santa Rosa Property and the lease rate related to the debt portion of the Company’s investment in the Property will be equal to the fixed interest rate on the anticipated loan.

(4)

It is expected that additional rent will be payable in an amount equal to the difference between 13.5% of the Company’s cash investment basis in the Santa Rosa Property and minimum annual rent payable each lease year until minimum annual rent exceeds 13.5% of the Company’s cash investment basis. For purposes of the additional rent calculation, the Company’s cash investment basis equals the sum of the Property’s purchase price plus closing costs, less Permanent Financing. The additional rent is expected to be payable on a quarterly basis to the extent net operating cash flow from the Property is available and will not accumulate beyond each lease year.

(5)	It is expected that the Property will be operated and managed by Horizon Bay Management, L.L.C.

(6)

The lease for the Property is expected to be with an affiliate of WHSLH Realty, which is affiliated with the tenants of the Horizon Bay Portfolio One Properties. The lease for this Property is expected to be pooled with the Horizon Bay Portfolio One Properties, meaning that the net operating profits with respect to all of the Properties are combined for the purpose of rental payments due under each lease.

(7)	Based on estimated purchase price.

        Santa Rosa Property. The Santa Rosa Property, which opened in May 1996, is the Sunrise of Santa Rosa, an independent living facility, located in Santa Rosa, California. The Santa Rosa Property includes 120 independent living units. The Property is located two miles north of downtown Santa Rosa, California, which is 55 miles north of San Francisco.

        Tiverton Property. The Tiverton Property, which opened in 1997, is the Sakonnet Bay Manor, an independent living/assisted living/skilled nursing facility, located in Tiverton, Rhode Island. The Tiverton Property includes 95 independent living units, 48 assisted living units and 27 skilled nursing units. The Property is located 20 miles southeast of downtown Providence, Rhode Island.

BORROWINGS

        On January 27, 2004, the Company obtained Permanent Financing comprised of three loans in the aggregate amount of $130 million from a commercial lender. At loan closing, the Company drew $30 million bearing interest at 5.25%. On April 22, 2004, the Company drew an additional $30 million bearing interest at 5.5%. The Company is required to draw the remaining $70 million bearing interest at 6.15% by January 27, 2005. Upon final funding, the loans will bear interest at a blended rate of 5.79% per annum. The loans require interest only payments through January 2005 and principal and interest payments thereafter until maturity on January 27, 2009. In connection with these loans, the Company incurred loan fees and closing costs of $4.2 million.

        On March 17, 2004, the Company borrowed $20.4 million in the form of a three-year commercial paper backed loan secured by five Properties The loan is funded from proceeds received from the sale of 30-day commercial paper. The commercial paper is re-marketed every 30 days upon maturity. The Company has a liquidity facility in place in the event that the marketing effort is unsuccessful. The liquidity agent has provided a liquidity facility for up to 102% of the outstanding loan balance. The commercial paper loan bears interest rate at the commercial paper rate as determined by market demand, which approximates 30-day LIBOR, plus a margin of 3.15%, which is inclusive of liquidity fees and administrative costs (4.29% as of March 31, 2004). Interest is payable monthly with principal due when the commercial paper loan matures in March 2007. The monthly interest payments due under the loan include a margin of 40 basis points for monthly service provided by the CCM related to the administration of the loan. In connection with the loan, the Company incurred loan fees and closing costs of $0.9 million, which included a $0.2 million structuring fee paid to CCM.

        On April 30, 2004, the Company assumed $84.2 million in permanent financing comprised of 15 loans from various commercial lenders in connection with the acquisition of 15 medical office Properties. These loans bear interest at fixed rates ranging from 5.09% to 8.35%, require monthly principal and interest payments and mature between August 2008 and February 2013. Certain loans assumed contain substantial prepayment penalties that precluded the repayment of the loans on the assumption date.

        In accordance with loan provisions, the Company has elected to amend its $85 million line of credit to increase it to $125 million. The Company anticipates that it will pledge additional Properties as collateral during the third quarter of 2004 to fully maximize the $125 million liquidity available under the facility. As of April 30, 2004, the Company had an outstanding balance of $20 million on the line of credit which matures in March 2005.

Questions and Answers About
CNL Retirement Properties, Inc.‘s Public Offering

        The following updates and replaces the first question and answer on page three of the Prospectus.

Q:	If I buy shares in the offering, how can I sell them?

A:

 At the time you purchase shares, they will not be listed for trading on any national securities exchange or over-the-counter market. In fact, we expect that there will not be any public market for the shares when you purchase them, and we cannot be sure if one will ever develop. As a result, you may find that if you wish to sell your shares, you may not be able to do so promptly or at a price equal to or greater than the offering price.

We anticipate listing the shares on a national securities exchange or over-the-counter market on or before December 31, 2008, if market conditions are favorable. Listing does not assure liquidity. If we have not listed the shares on a national securities exchange or over-the-counter market by December 31, 2008, we plan to sell the properties and other assets and return the proceeds from the liquidation to our stockholders through distributions.

Beginning one year after you purchase your shares from the Company, you may ask us to redeem at least 25% of the shares you own. The redemption procedures are described in the “Redemption of Shares” section of this Prospectus. As a result, if a public market for the shares never develops, you may be able to redeem your shares through the redemption plan beginning one year from the date on which you purchased your shares, provided we have sufficient funds available. No more than 5% of the number of shares of the Company’s common stock outstanding at the beginning of any 12-month period may be redeemed during such 12 month period. If we have not listed and we liquidate our assets, you will receive proceeds through the liquidation process.

If we list the shares, we expect that you will be able to sell your shares in the same manner as other listed stocks.